Exhibit 10.1

Execution Copy

AMENDMENT NO. 4 TO CREDIT AGREEMENT

This Amendment No. 4 to Credit Agreement (this “Fourth Amendment”) is entered into as of December 2, 2008 by and among Select Comfort Corporation (the “Company”), Select Comfort Retail Corporation, the other financial institutions signatory hereto (the "Lenders"), JPMorgan Chase Bank, National Association, as Administrative Agent and Bank of America, N.A., as Syndication Agent.

RECITALS

A.           The Company, the Subsidiary Borrowers, the Administrative Agent and the Lenders are party to that certain Credit Agreement dated as of June 9, 2006, as amended pursuant to Amendment No. 1 to Credit Agreement dated as of June 28, 2007, Amendment No. 2 to Credit Agreement dated as of February 1, 2008 and Amendment No. 3 to Credit Agreement dated as of May 30, 2008 (the “Credit Agreement”).  Unless otherwise specified herein, capitalized terms used in this Fourth Amendment shall have the meanings ascribed to them by the Credit Agreement.

B.           The Company has requested that the Administrative Agent and the Lenders further amend the Credit Agreement to reflect certain changes thereto and to grant a limited waiver with respect to the Credit Agreement.

C.           The Administrative Agent and the undersigned Lenders are willing to amend the Credit Agreement and to grant a limited waiver on the terms and conditions set forth below.

Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.           Reduction of Aggregate Commitments.  The aggregate amount of the Lenders' Commitments is hereby reduced from $100,000,000 to $90,000,000 as of the date hereof and shall be further reduced to $85,000,000 commencing on January 3, 2009 and to $80,000,000 commencing on July 1, 2009.  Accordingly, Schedule 2.01 of the Credit Agreement is hereby amended and restated as set forth on Annex II hereto.

2.           Additional Amendments to Credit Agreement.  The Credit Agreement is hereby further amended as follows:

(a)           Section 6.13 of the Credit Agreement is hereby amended by deleting such section in its entirety and replacing it with a reference to "[Reserved]".

(b)           Schedule 1.01 of the Credit Agreement is hereby amended and restated as set forth on Annex I hereto.

3.           Covenant.  No later than December 15, 2008, the Company shall have delivered to the Administrative Agent and the Lenders an assessment of the Company's business plans and available alternatives as prepared by the Company with the assistance of AlixPartners, which assessment shall be in form and substance reasonably satisfactory to the Administrative Agent.

4.           Limited Waiver.  Subject to the terms and conditions herein, the Administrative Agent and the Lenders signatory hereto hereby waive the requirement that the Company comply with the financial covenant set forth in Section 6.12 of the Credit Agreement for the period ending on November 30, 2008.

5.           Representations and Warranties of the Company.  The Company represents and warrants that:

(a)           The execution, delivery and performance by the Company of this Fourth Amendment has been duly authorized by all necessary corporate action and this Fourth Amendment is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)           Each of the representations and warranties contained in the Credit Agreement and the other Credit Documents is true and correct in all material respects on and as of the date hereof as if made on the date hereof (except any such representation or warranty that expressly relates to or is made expressly as of a specific earlier date, in which case such representation or warranty shall be true and correct with respect to or as of such specific earlier date).

(c)           After giving effect to this Fourth Amendment, no Default has occurred and is continuing.

(d)           The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2007, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal month ended October 25, 2008, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

6.           Effective Date.  This Fourth Amendment shall become effective upon receipt by the Administrative Agent of (i) duly executed counterparts of this Fourth Amendment from the Company, Select Comfort Retail Corporation and the Required Lenders and (ii) the Reaffirmation of Guaranty in the form attached hereto as Exhibit A executed by each of the Subsidiary Guarantors.

7.           Reference to and Effect Upon the Credit Agreement.

(a)           Except as specifically amended above, the Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed.

(b)           The execution, delivery and effectiveness of this Fourth Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any Credit Document, nor constitute a waiver of any provision of the Credit Agreement or any Credit Document, except as specifically set forth herein.  Upon the effectiveness of this Fourth Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

8.           Release of Claims and Waiver.  Each of the Company and each of its Subsidiaries hereby releases, remises, acquits and forever discharges each of the Lenders and such Lender's employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the "Released Parties"), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Fourth Amendment, the Collateral, the Loans, the Credit Agreement, or the other Credit Documents (all of the foregoing hereinafter called the "Released Matters").  Each of the Company and each of its Subsidiaries acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Each of the Company and each of its Subsidiaries represents and warrants to the Lenders that it has not purported to transfer, assign or otherwise convey any right, title or interest of the Company in any Released Matter to any other person and that the foregoing constitutes a full and complete release of all Released Matters.

9.           Costs and Expenses.  The Company hereby affirms its obligations under Section 9.03 of the Credit Agreement to reimburse the Administrative Agent for all reasonable costs and out-of-pocket expenses paid or incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Fourth Amendment, including but not limited to the reasonable fees, charges and disbursements of attorneys for the Administrative Agent with respect thereto.

10.           Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to conflict of law provisions thereof).

11.           Headings.  Section headings in this Fourth Amendment are included herein for convenience of reference only and shall not constitute a part of this Fourth Amendment for any other purposes.

12.           Counterparts.  This Fourth Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.

 [signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the date and year first above written.

SELECT COMFORT CORPORATION, as a Borrower

By                      /s/James C. Raabe
Name:               James C. Raabe
Title:                 CFO

SELECT COMFORT RETAIL CORPORATION

By                      /s/James C. Raabe
Name:               James C. Raabe
Title:                 CFO

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually, as Administrative Agent and as Collateral Agent

By     /s/Patricia S. Carpen
Name:  Patricia S. Carpen
Title:        Vice President

BANK OF AMERICA, N.A., individually and as Syndication Agent

By     /s/Lynn D. Simmons
Name:  Lynn D. Simmons
Title:        Senior Vice President

CITICORP USA, INC., as a Lender

By             /s/Sugam Mehta
Name:       Sugam Mehta
Title:         Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By _______________________________________
                                                                Name:
                                                                Title:

BRANCH BANKING AND TRUST CO., as a Lender

By                      /s/Troy R. Weaver
                                                                Name:               Troy R. Weaver
                                                                Title:                 Senior Vice President

ANNEX I

Schedule 1.01

PRICING SCHEDULE

Applicable Rate	Level I Status	Level II Status	Level III Status	Level IV Status
Eurocurrency Spread	4.15%	4.35%	4.55%	5.00%
Facility Fee Rate	0.35%	0.40%	0.45%	0.50%
ABR Spread	3.00%	3.25%	3.50%	4.00%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual, quarterly or monthly financial statements of the Company delivered pursuant to Section 5.01 of this Agreement.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Leverage Ratio is less than 1.50 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status and (ii) the Leverage Ratio is less than 2.00 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 2.50 to 1.00.

“Level IV Status” exists at any date if the Company has not qualified for Level I Status, Level II Status or Level III Status.

“Status” means Level I Status, Level II Status, Level III or Level IV Status.

The Applicable Rate shall be determined in accordance with the foregoing table based on the Company’s Status as reflected in the then most recent Financials.  Adjustments, if any, to the Applicable Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials.  If the Company fails to deliver the Financials to the Administrative Agent at the time required pursuant to the Credit Agreement, then the Applicable Rate shall be the highest Applicable Rate set forth in the foregoing table until five days after such Financials are so delivered.  Until adjusted commencing with the delivery of the Company’s Financials with respect to the fiscal quarter ending on or about December 31, 2008, Level IV Status shall be deemed to exist.

If, as a result of (i) any restatement of or other adjustment to the Financials of the Company or its Subsidiaries or (ii) for any other reason, which in any such case referred to in clause (i) or (ii), arises from an act of fraud or willful misconduct on the part of Company or its Subsidiaries, the Administrative Agent or Required Lenders determine that (a) the Leverage Ratio or Applicable Margin as calculated by the Company and its Subsidiaries as of any applicable date were inaccurate (due to any errors or misstatements in the calculation thereof) and (b) a proper calculation of the Leverage Ratio or Applicable Margin would have resulted in a higher level of pricing for any period, then the Company shall automatically and retroactively be obligated to pay to the Lenders, and shall pay to the Lenders promptly on demand by the Administrative Agent or Required Lenders, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

ANNEX II

Schedule 2.01

Commitments

	December 2, 2008 – January 2, 2009	January 3, 2009 – June 30, 2009	July 1, 2009 and thereafter
JPMorgan Chase Bank, National Association	$24,300,000	$22,950,000	$21,600,000
Bank of America, N.A.	$20,700,000	$19,550,000	$18,400,000
Citicorp USA, Inc.	$18,000,000	$17,000,000	$16,000,000
Wells Fargo Bank, National Association	$13,500,000	$12,750,000	$12,000,000
Branch Banking and Trust Co.	$13,500,000	$12,750,000	$12,000,000
TOTAL	$90,000,000	$85,000,0000	$80,000,000

EXHIBIT A

REAFFIRMATION OF GUARANTY

The undersigned hereby acknowledges receipt of a copy of Amendment No. 4 to the Credit Agreement (the “Fourth Amendment”) dated as of December 2, 2008, and reaffirms its obligations under the Subsidiary Guaranty dated as of June 9, 2006 in favor of JPMorgan Chase Bank, National Association, as Administrative Agent, and the Lenders (as defined in the Fourth Amendment).

Dated as of December 2, 2008

SELECT COMFORT RETAIL CORPORATION

By                      /s/James C. Raabe
Name:               James C. Raabe
Title:                 CFO